Exhibit 10.2

MANAGEMENT TRANSITION AGREEMENT

This Management Transition Agreement (the “Agreement”) is made as of January 30, 2006, by and between William L. Fiedler (the “Executive”) and SeaChange International, Inc. (the “Company”).

WHEREAS, the Executive is the chief financial officer (the “CFO”) of the Company; and

WHEREAS, the Executive has informed the Company that the Executive does not intend to continue as CFO of the Company after April 30, 2006;

WHEREAS, the Company and the Executive desire to provide for the transition from the Executive to a new CFO (the “New CFO”) to be hired by the Company;

NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, and intending to be legally bound, the parties hereby agree as follows:

1. Continuation of CFO Position. The Executive agrees to continue to serve as the CFO of the Company until the earlier of (i) April 30, 2006 or (ii) the election of the New CFO, unless terminated as specified in Section 4.

2. Continued Employment. The Executive will continue as an employee of the Company after his resignation as CFO through January 31, 2008, unless terminated as specified in Section 4. The Executive agrees to make himself available as reasonably requested by the Company, to provide such services and duties as the Company reasonably requests, including, without limitation, providing training, advice and assistance to the Company and the New CFO in the transition to the position of chief financial officer for the Company. The Executive’s duties will include training, advice and assistance on accounting issues and the preparation and filing of quarterly and annual filings with the Securities and Exchange Commission, and attendance and participation at Audit Committee meetings and on quarterly earnings calls with investors and analysts, in each case to the extent reasonably requested by the Company.

3. Compensation and Benefits. During the period in which the Executive remains an employee of the Company, the Executive will continue to receive (A) through April 30, 2006, his basic salary as currently in effect and (B) from May 1, 2006 through January 31, 2008, salary at a monthly rate equal to $17,975.00, and, in each case, benefits as currently in effect, subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Board or any administrative or other committee provided for in, or contemplated by, any such plan. The Company may alter, modify, add to, or delete its employee benefits plans and policies, at any time, as the Company, in its sole judgment, determines to be appropriate. Notwithstanding the above, the Company may not alter its policies or take any action during the term of this Agreement which is designed to affect the Executive’s rights only (and not those of other employees of the Company) to participate in the employee health and benefit plans. In addition, the Executive will be entitled to a bonus with respect to fiscal year 2006, which shall not be less than $45,000, the bonus payable with respect to fiscal year 2005. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities as an employee under Section 2 hereof, subject to (i) any reasonable expense policy of the Company, as set by the Company and/or the Board of Directors from time to time and generally applicable to Executives of the Company in similar positions, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Company and/or Board of Directors from time to time.

4. Termination of Employment Due to Cause, Voluntary Termination, Death or Disability. In the event of the Executive’s termination for Cause (as defined herein), voluntary termination of his employment (other than a voluntary termination for Good Reason (as defined herein)), death or Disability

(as defined herein) prior to the Executive’s retirement hereunder, the Executive’s employment shall immediately and automatically terminate and the Company shall have no obligations to the Executive hereunder. For purposes of this Agreement, “Cause” shall mean (i) the Executive engaging in willful and repeated gross negligence or gross misconduct, (ii) the Executive’s breaching of a material fiduciary duty to the Company or (iii) the Executive’s being convicted of a felony, in any such case, to the demonstrable and material injury to the Company. For purposes hereof, no act, or failure to act, on the Executive’s part, shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that any act or omission was in the best interest of the Company. For purposes of this Agreement, the Executive’s termination of his employment by the Company will be considered for “Good Reason” if he terminates upon the occurrence of any one or more of the following events: (i) a reduction in his base salary; (ii) a substantial reduction in his benefits without a similar reduction of the benefits of the other executive officers of the Company; or (iii) without his express written consent, his assignment to duties substantially inconsistent with his current position with the Company or a substantial reduction in his duties other than in connection with the employment of the New CFO. For the purposes of this Agreement, “Disability” shall mean any physical incapacity or mental incompetence (i) as a result of which the Executive is unable to perform the essential functions of his job for an aggregate of 90 days, whether or not consecutive, during any calendar year, and (ii) which cannot be reasonably accommodated by the Company without undue hardship.

5. Noncompetition, Nondisclosure and Developments Agreement; Change-in-Control Agreement. The Executive understands and agrees that he remains subject to the SeaChange Noncompetition, Nondisclosure and Developments Agreement, dated September 1998, which remains in full force and effect. The parties agree that the change-in-control severance agreement (“Change-in-Control Agreement”) between the Company and the Executive dated July 30, 2004 remains in full force and effect until, and will terminate on, April 30, 2006.

6. Conflicting Agreements. The Executive hereby warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to and will not enter into any agreement, including, without limitation, any covenants against competition or similar covenants that would affect the performance of his obligations hereunder.

7. Withholding; Taxes. All payments made by the Company under this Agreement shall be subject to and reduced by any federal, state and/or local taxes or other amounts required to be withheld by the Company under any applicable law.

8. Miscellaneous.

8.1. Assignment. The Executive shall not assign this Agreement or any interest herein. The Company may assign this Agreement in connection with the sale of the Company or the sale of substantially all of the Company’s assets. This Agreement shall inure to the benefit of the Company and shall be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

8.2. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.3. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement, or the waiver by the Company of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Chief Executive Officer of the Company (or other officer) authorized by the Board of Directors.

8.4. Notices. All notices, requests and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or three (3) business days after being deposited in the mail of the United States, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to the address set forth underneath his signature to this Agreement, or (b) in the case of the Company, to the attention of the Chief Executive Officer at 124 Acton Street, Maynard, MA 01754, and/or to such other address as either party may specify by notice to the other.

8.5. Entire Agreement. This Agreement, the Proprietary Information and Inventions Agreement and the Change-in-Control Agreement constitute the entire agreement between the Company and the Executive with respect to the terms and conditions of the Executive’s employment with the Company and supersede all prior communications, agreements and understandings, written or oral, between the Executive and the Company with respect to the terms and conditions of the Executive’s employment with the Company, including, without limitation, the severance provisions in the Executive’s offer letter from the Company dated July 28, 1998.

8.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be original and all of which together shall constitute one and the same instrument.

8.7. Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule thereof.

8.8. Consent to Jurisdiction. Each of the Company and the Executive, by its or his execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of the Commonwealth of Massachusetts for the purpose of any claim or action arising out of or based upon this Agreement, the Executive’s employment with the Company and/or termination thereof, or relating to the subject matter hereof, and agrees not to commence any such claim or action other than in the above-named courts.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ William C. Styslinger, III
Name:	William C. Styslinger, III
Title	President and CEO

THE EXECUTIVE

By:	/s/ William L. Fiedler
Name:	William L. Fielder
Address: